EXHIBIT 99.1

ITEM 6	SELECTED FINANCIAL DATA (1)

The following table summarizes financial data of the Company for its last five fiscal years and should be read in conjunction with Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8 – “Financial Statements and Supplementary Data,” including the Notes thereto, included elsewhere in this report.

	As of and for the year ended September 30,
	2016	2015	2014	2013	2012
Revenues
Oil, NGL and natural gas sales	$31,411,353	$54,533,914	$82,846,528	$60,605,878	$40,818,434
Lease bonuses and rentals	7,735,785	2,010,395	423,328	938,846	7,152,991
Gains (losses) on derivative contracts	(86,355)	13,822,506	247,414	611,024	73,822
Income from partnerships	2,400	515,278	893,954	733,372	487,070
	39,063,183	70,882,093	84,411,224	62,889,120	48,532,317
Costs and expenses
Lease operating expense	13,590,089	17,472,408	13,912,792	11,861,403	9,141,970
Production taxes	1,071,632	1,702,302	2,694,118	1,834,840	1,449,537
Exploration costs	31,589	48,404	86,017	9,795	979,718
Depreciation, depletion and amortization	24,487,565	23,821,139	21,896,902	21,945,768	19,061,239
Provision for impairment	12,001,271	5,009,191	1,096,076	530,670	826,508
Loss (gain) on asset sales & other	(2,624,642)	(398,994)	8,378	(942,959)	(88,477)
Interest expense	1,344,619	1,550,483	462,296	157,558	127,970
General and administrative	7,139,728	7,339,320	7,433,183	6,801,996	6,388,856
Bad debt expense (recovery)	19,216	180,499	-	-	-
	57,061,067	56,724,752	47,589,762	42,199,071	37,887,321

Income (loss) before provision (benefit) for income taxes	(17,997,884)	14,157,341	36,821,462	20,690,049	10,644,996
Provision (benefit) for income taxes	(7,711,000)	4,836,000	11,820,000	6,730,000	3,274,000
Net income (loss)	$(10,286,884)	$9,321,341	$25,001,462	$13,960,049	$7,370,996

Basic and diluted earnings (loss) per share	$(0.61)	$0.56	$1.49	$0.84	$0.44
Dividends declared per share	$0.16	$0.16	$0.16	$0.14	$0.14

Weighted average shares outstanding
Basic and diluted	16,840,856	16,768,904	16,727,183	16,713,808	16,721,862

Net cash provided by (used in):
Operating activities	$22,639,151	$47,624,914	$53,099,746	$38,425,477	$32,637,003
Investing activities	$565,617	$(31,642,385)	$(122,428,139)	$(27,403,043)	$(45,638,510)
Financing activities	$(23,337,470)	$(15,888,369)	$66,970,977	$(10,139,362)	$11,478,606

EXHIBIT 99.1

Total assets	$197,824,326	$238,825,273	$246,640,604	$147,838,430	$135,064,830
Long-term debt	$44,500,000	$65,000,000	$78,000,000	$8,262,256	$14,874,985
Shareholders' equity	$115,191,819	$127,004,675	$119,188,653	$95,655,486	$83,852,146

(1)

The following selected consolidated financial data were derived from our audited consolidated financial statements and should be read in conjunction with, and are qualified by reference to Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 99.2 and the audited consolidated financial statements and notes thereto in Exhibit 99.3 attached to this Form 8-K.  The financial information presented may not be indicative of our future performance.